SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use
                                        of the Commission Only
                                        (as permitted by
                                        Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12

                            C. R. Bard, Inc.
            (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the
                               Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Dated Filed:

C. R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ  07974


[Logo]


E. L. Parker
Vice President & Treasurer


                                        March 19, 1996



[Addressee]

Dear [____________________]:

Since your organization is a substantial investor in the Common Stock of C. R. Bard, Inc., I am enclosing with this letter a copy of the proxy statement and Annual Report for the upcoming Annual Meeting of Shareholders, to be held on Wednesday, April 17, 1996. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

While your vote is always important to us, we are writing to you this year because Board Proposal #2 requires a 75% favorable vote for passage. We would appreciate your support for this proposal.

Any comments or questions you may have concerning the proposal are welcome and I would very much welcome the opportunity to discuss them with you personally. Please feel free to call me at (908)
277-8059.

On behalf of our Board of Directors and management of C. R. Bard, Inc., thank you for your continued interest and support.

                                        Very truly yours,


                                        /s/ E. L. Parker
Enclosures
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